For the semi-annual period ended September 30, 2012
File number 811-04710



	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders


      An Annual Meeting of Stockholders was held on August 15, 2012. At such meeting the stockholders elected the entire slate of Class II Directors.


1) Election of Class II Directors:

				Affirmative		Shares
				votes cast 		Withheld

Jessica M. Bibliowicz 		8,564,159		380,383
David G.P. Scholfield 		5,223,354		3,721,189